Exhibit 10.45

NAME OF PARTICIPANT: Kristin Beischel
DATE OF GRANT: May 8, 2017
NUMBER OF RESTRICTED SHARES GRANTED: 21,118

MAGICJACK VOCALTEC LTD
2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1.            Definitions.  In this Agreement, capitalized terms used herein and not defined in the Plan or elsewhere herein shall have the following meanings:

1.1          “Agreement” means this Restricted Stock Agreement.

1.2           “Cause” means if, in the reasonable judgment of the Board: (i) Participant commits fraud, theft or embezzlement against the Company or any Affiliate; (ii) Participant commits a felony or a crime involving moral turpitude; (iii) Participant refuses to execute or materially breaches the terms of the Company’s Insider Trading Policy or FD/Media Policy as in effect from time-to-time, (iv) Participant breaches any of the terms of the Employment Agreement and fails to cure such breach within thirty (30) days after the receipt of written notice of such breach from the Company; or (v) Participant engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or an Affiliate.

1.3          “Change of Control” means and shall be deemed to occur if (i) a Person acquires ownership of stock that, together with stock held by such Person, constituting more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or (ii) a Person (other than a Person controlled, directly or indirectly, by shareholders of the Company) acquires fifty percent (50%) or more of the gross fair market value of the assets of the Company over a twelve (12) week period.

1.4          “Date of Grant” means the date set forth at the beginning of this Agreement.

1.5          “Disability” means total and permanent disability under Section 22(e)(3) of the Code or Participant’s becoming entitled to long-term disability benefits under the long-term disability plan or policy of the Company and/or its Affiliates that covers Participant, if any.

1.6          “Employment Agreement” means the Employment Agreement by and between Participant and the Company of near or even date herewith.

1.7          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8          “Good Reason” means termination by Participant of Participant’s employment upon the occurrence of one of the following events or conditions without the consent of Participant:

(i)	A material reduction in the authority, duties or responsibilities of Participant;

(ii)	Any material reduction in Participant’s Annual Base Salary or Target Annual Bonus as set forth in the Employment Agreement; or

(iii)	Any material breach of the Employment Agreement by the Company.

Notwithstanding the foregoing,  Participant shall not be deemed to have terminated his employment for Good Reason unless: (i) Participant terminates his employment no later than ninety (90) days following his initial discovery of the above referenced event or condition which is the basis for such termination; and (ii) Participant provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within forty-five (45) days following Participant’s initial discovery of such event or condition, and the Company fails to remedy such event or condition within thirty (30) days following the receipt of such notice.

1.9          “Participant” means the person identified on page 1 of this Agreement.

1.10        “Person” means the term “person” within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof.

1.11        “Plan” means the magicJack Vocaltec Ltd. 2013 Stock Incentive Plan as amended and/or restated from time-to-time.

1.12        “Restricted Shares” means the Ordinary Shares granted by, and subject to, the terms of this Agreement.

1.13        “Service” means, if Participant is (a) an employee of the Company and/or any of its Affiliates (as determined by the Committee in its reasonable discretion), Participant’s service as an employee of the Company and/or any of its Affiliates, (b) a member of the Board or the board of directors of an Affiliate but not an employee of the Company or any of its Affiliates (as determined by the Committee in its reasonable discretion), Participant’s service as a member of such Board or board of directors, or (c) a consultant or independent contractor to the Company or any of its Affiliates (as determined by the Committee in its reasonable discretion) and is not described in the preceding clause (b), Participant’s service as a consultant or independent contractor to the Company and/or any of its Affiliates.

Capitalized terms used herein but not defined herein shall have the meanings assigned in the Plan.

2.            Grant of Restricted Shares.  Pursuant to the Plan and subject to the terms of this Agreement, the Company hereby grants to Participant, as of the Date of Grant, the number of Restricted Shares identified on page 1 of this Agreement.

3.            Restrictions Prior to Vesting; Forfeiture.

3.1          Restrictions on Transfer.  The Restricted Shares (including the right to vote such shares and receive any dividends thereon) may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Participant except to the extent the Restricted Shares have become vested in accordance with Section 4 hereof; provided, however, that the Grantee’s interest in the Restricted Shares may be transferred pursuant to will or the laws of descent and distribution.  Any purported transfer, encumbrance or other disposition of the Restricted Shares in violation of this Agreement will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Restricted Shares.

3.2          Forfeiture of Restricted Shares.  Upon Participant’s termination of Service the Restricted Shares will be forfeited and canceled except to the extent they have become vested in accordance with Section 4.

3.3          Implementation of Restrictions.  The certificate(s) or book entries for Restricted Shares granted hereby shall bear and appropriate legend, as determined by the Committee, to the effect that the shares are subject to the restrictions set forth in this Agreement.  In the event of a stock split, stock dividend spin-off, exchange of shares, recapitalization or the like (each, a “Capital Event”), in respect of or affecting the Ordinary Shares, the terms and conditions of this Agreement shall apply to the securities or other property issued in connection with the Capital Event in respect of the Restricted Shares on the same basis, and to the same extent, as they apply to Restricted Shares in respect of which they were issued.

4.            Vesting.  The Restricted Shares shall vest as follows:

(a)          no part of the Restricted Shares shall be eligible to become vested until the first anniversary of the Date of Grant;

(b)          on the first anniversary of the Date of Grant, thirty-three and one-third percent (33-1/3%) of the number of Restricted Shares granted hereby shall become vested;

(c)          on March 9, 2019, an additional thirty-three and one-third percent (33-1/3%) of the number of Restricted Shares granted hereby shall become vested; and

(d)          on March 9, 2020, all Restricted Shares that have not previously become vested shall become vested.

If the Restricted Shares would become vested as to a fractional share, the number of Restricted Shares becoming vested shall be rounded down to the nearest whole share.

Notwithstanding the foregoing, if, after the first anniversary of the Date of Grant, (I) Participant’s Service ends as a result of Participant’s death or Disability, then the above vesting schedule shall be adjusted such that the number of Restricted Shares vested immediately following such termination, including all previously vested Restricted Shares, shall be equal to (a) the total number of Restricted Shares granted hereunder multiplied by (b) the number of days elapsed between Date of Grant and the termination date, divided by (b) one thousand ninety-six (1,096) days; or (II) Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, then the above vesting schedule shall be adjusted such that the number of Restricted Shares vested immediately following such termination, including all previously vested Restricted Shares, shall be equal to (a) the total number of Restricted Shares granted hereunder multiplied by (b) (i) the number of days elapsed between Date of Grant and the termination date, plus (ii) ninety (90) days, divided by (c) one thousand ninety-six (1,096) days; by way of example, if Participant’s Service is terminated by the Company without Cause or by the Participant for Good reason on the date that is five hundred (500) days after Date of Grant, 53.83% of the (590/1096) of the Restricted Shares shall be vested, including any previously vested Restricted Shares which have been transferred by Participant.  In the event of a Change of Control on or after the first anniversary of the Grant Date, but prior to (x) termination of Participant’s Service, and (y) the third anniversary of the Date of Grant, the Restricted Shares shall thereupon become vested as described in Section 13.2 of the Company’s Amended and Restated 2013 Stock Incentive Plan to be submitted by the Company for shareholder approval within thirty (30) days following the Grant Date, the terms of which are incorporated herein by reference.  If Participant’s Service is terminated by the Company without Cause or by the Participant for Good Reason within 180 days prior to a Change of Control occurring on or after the first anniversary of the Grant Date, all Restricted Shares shall become vested immediately prior to consummation of such Change of Control.  If Participant’s Service is terminated within 180 days after a Change of Control occurring on or after the first anniversary of the Grant Date, and Participant has been granted a substantially equivalent award of the Acquiror’s equity securities in substitution of any portion of the Restricted Shares (the “Substituted Shares”), the Acquiror shall be obligated to pay Participant an amount equal to the difference between the Change of Control proceeds Participant would have received had all of his Restricted Shares been vested immediately prior to such Change of Control, and the amount of Change of Control proceeds actually received by Participant in exchange for his vested Restricted Shares as a result of such Change of Control, provided that Participant forfeits all of the Substituted Shares issued to him by the Acquiror.

5.            Nontransferability. Participant acknowledges and agrees that after any Restricted Shares become vested they may not be transferred by Participant during the term of the Employment Agreement, whether through sale or otherwise, without the prior written approval of the Committee.

6.            Withholding.  The Company’s obligation to issue or deliver Ordinary Shares not subject to the restrictions and forfeiture provisions set forth in Section 3 hereof upon the vesting of Restricted Shares, shall be subject to the satisfaction of any applicable federal, state and local tax withholding requirements.  Such withholding obligation will be satisfied by the Company’s withholding of a number of Ordinary Shares from the unrestricted shares otherwise issuable or deliverable to Participant upon the vesting of the Restricted Shares giving rise to the withholding obligation with a value equal to such withholding obligation.  For purposes of this Section 6, Ordinary Shares that are withheld or delivered to satisfy applicable withholding taxes shall be valued at their Fair Market Value on the date the withholding tax obligation arises, and in no event shall the aggregate Fair Market Value of the Ordinary Shares withheld pursuant to this Section 6 exceed the minimum amount of taxes required to be withheld in connection with the vesting of Restricted Shares.

7.            Legends.  Participant agrees that the certificates evidencing the Ordinary Shares issued or delivered after any vesting of the Restricted Shares may include any legend which the Committee deems appropriate to reflect the transfer and other restrictions contained in the Plan, this Agreement, or to comply with applicable laws.

8.            Rights as Stockholder.  Except as provided in Section 3 hereof, Participant shall have all the rights and privileges of a stockholder with respect to the Restricted Shares, including (but not limited to) the right to vote the Restricted Shares and the right to receive dividends.  All such rights and privileges shall cease upon forfeiture of the Restricted Shares.

9.            Service.  Neither the grant of the Restricted Shares evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain Participant for any period.

10.          Subject to the Plan.  The Restricted Shares evidenced by this Agreement are subject to the terms and conditions of the Plan, which is incorporated by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any rights or benefits under this Agreement.  In addition, the Restricted Shares are subject to any rules and regulations promulgated by the Committee.

11.          Governing Law.  The validity, construction, interpretation and enforceability of this agreement shall be determined and governed by the laws of the State of Florida without giving effect to the principles of conflicts of laws.

12.          Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.

MAGICJACK VOCALTEC LTD.

By:	/s/ Don Carlos Bell III
Don Carlos Bell III
Chief Executive Officer

Accepted and agreed to as of the Date of Grant:

/s/ Kristin Beischel
Kristin Beischel